Exhibit 99.1

FOR IMMEDIATE RELEASE June 20, 2005 Contacts: Dan Orzano (614) 677-5115 orzanod@nationwide.com Jeff Botti (614) 249-6339 bottij@nationwide.com

Richard A. Karas of Nationwide Financial to retire

Columbus, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS) today announced the retirement of Richard A. Karas, senior vice president, non-affiliated sales, effective at year-end.

Karas, 62, began his 41-year Nationwide career in 1964 as a group insurance underwriter. He rose through a number of sales management positions before being elected associate vice president of group sales in 1981. He was appointed vice president three years later, and was given responsibility for annuity and pension sales in 1986. In 1993, Karas was named senior vice president of sales financial services for Nationwide Life Insurance Company. He was elected senior vice president, NFS sales, in December 1996 and in 1998 he was named president of NFS Distributors, Inc., the wholesale sales and distribution arm of Nationwide Financial.

“I have been extremely fortunate throughout my career to have worked with great people – committed professionals – which is what NFS represents to the industry,” Karas said. “Obviously, I’ll miss my personal and professional relationships both inside and outside of Nationwide and I’m most proud of the role I played in helping to build our company to the stature it enjoys today. The long-term relationships we’ve relished with our mutual fund partners, banks and broker dealers are special to me and unique to the industry.”

During his career at Nationwide, Karas was heavily involved with all phases of the NF sales operation, growing total customer funds managed and administered to over $149 billion in assets in 2004. When NFS went public in 1997, he played a major role in building relationships with analysts, shareholders and owners.

“I first met Rick during my early days at KPMG when he was a part of the team creating the foundation for NFS,” said Mark R. Thresher, president and chief operating officer of Nationwide Financial. “During the initial public offering, I had the chance to travel with him and experience, first hand, the respect our fund and distribution partners have for him.

“As you can imagine, it will be difficult to fill Rick’s shoes, but we expect to announce his successor later in the year so that Rick can help him or her make the transition before he leaves at year-end,” Thresher said.

He added that the company will recruit internally and externally for qualified candidates.

In retirement, Karas plans to golf and spend time with his family.

About Nationwide Financial®

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers investi and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 99 on the Fortune 500 based on 2004 revenueii. For more information, visit www.nationwide.com.

(062005)

i

Life insurance is issued by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company, Columbus, Ohio. The general distributor is Nationwide Investment Services Corporation, member NASD. In MI only: Nationwide Investment Svcs. Corporation.

ii	Fortune Magazine, April 2005

Nationwide, the Nationwide Framemark and Nationwide Financial are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.